Exhibit 10.14

OPTION #

SPEED COMMERCE, INC.

2014 STOCK OPTION AND INCENTIVE PLAN

EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

You have been granted an option to purchase shares of Speed Commerce, Inc., subject to the terms and conditions of the 2014 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), and the Nonqualified Stock Option Agreement (the “Agreement”) set forth below, as follows:

Name of Optionee:	___________________
Grant Date:	_______________
Total number of Option Shares:	__________ Shares of Common Stock
Exercise price per share:	$________ [Fair Market Value]
Expiration date of option*:	___________ [ten years]

Vesting Schedule:	First Exercisable	Number of Option Shares
	[1st anniversary]	____ Shares
	[2nd anniversary]	____ Shares
	[3rd anniversary]	____ Shares

* Subject to earlier expiration as provided below.

Nonqualified Stock Option Agreement

1              GRANT OF OPTION.

Speed Commerce, Inc., a Minnesota corporation (together with all successors thereto, the "Company"), hereby grants to the optionee named above (the “Optionee”), who is an employee of the Company or a Related Company, an option (the "Option") to purchase on or prior to the expiration date specified above, subject to earlier termination as is specified herein, all or any part of the number of shares indicated above (the “Option Shares”) of the Company’s common stock, no par value (the “Common Stock"), at the per share option exercise price specified above (the “Exercise Price”), subject to the terms and conditions set forth in this Agreement and in the Plan. This Stock Option is not intended to qualify as an "incentive stock option" as defined in Section 422(b) of the Internal Revenue Code of 1986 (the “Code”). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

2.             ACCEPTANCE.

Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. This Agreement imposes no obligation upon you to purchase any of the Option Shares. Your obligation to purchase Option Shares can arise only upon your exercise of this Option in the manner set forth in Section 4 below. This Option may not be exercised unless you have executed and returned this Agreement to the Company.

3.             WHEN OPTION MAY BE EXERCISED.

3.1           Vesting Schedule. Subject to the terms and conditions hereof, the Option shall first become exercisable with respect to the Option Shares in the installments and on the vesting dates specified above (the “Vesting Schedule”). The rights to exercise this Option on the specified vesting dates shall be cumulative with respect to the Option Shares becoming exercisable on each such date but in no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 4:00 p.m. CST on the expiration date set forth above (the “Expiration Date”).

3.2           Termination of Employment or Service. In the event that your employment with the Company or a Related Company terminates for any reason other than retirement (as defined below in Section 3.3) or termination for cause (as defined in Section 3.4 below), this Option shall remain exercisable to the extent exercisable as of such termination but shall expire and become void as to all unexercised Option Shares at 4:00 p.m. CST on the 91st day following the date of such termination, unless the Expiration Date precedes the 91st day. The Vesting Schedule shall no longer continue to apply after the date of termination and only those Option Shares exercisable at the date of termination shall thereafter be exercisable. For clarification, a termination of employment occurs if the entity that employs you no longer qualifies as a Related Company of the Company. A change in status from an employee to a consultant, agent, advisor or independent contractor shall not be considered a termination of employment.

3.3           Retirement. Your termination will be considered due to “Retirement” only if you terminate your employment with the Company or a Related Company at any time after your age plus your years of employment with the Company or a Related Company total 70 or greater (Rule of 70). In the event of termination due to Retirement, this Option shall remain exercisable to the extent exercisable as of such termination but shall expire and become void as to all unexercised Option Shares at 4:00 p.m. CST on the third anniversary of your Retirement, unless the Expiration Date precedes the third anniversary. The Vesting Schedule shall no longer continue to apply after the date of termination and only those Option Shares exercisable at the date of termination shall thereafter be exercisable.

3.4           Termination for Cause. In the event that your employment with the Company or a Related Company is terminated for Cause, this Option shall expire and become void as to all unexercised Option Shares at 4:00 p.m. CST on the effective date of such termination. For purposes of this Agreement, the term “Cause” shall mean: (i) committing any act of malfeasance or wrongdoing affecting the Company or a Related Company or any act clearly tending to bring discredit upon the Company or a Related Company; (ii) breaching any employment or service contract, covenant not to compete or duty of confidentiality affecting the Company or a Related Company; (iii) engaging in conduct which constitutes a conflict of interest with the Company or a Related Company; (iv) violating the Company’s or a Related Company’s policies, procedures or work rules, including but not limited to the Navarre Code of Conduct and the Insider Trading Policy, which violation would warrant termination after one or more infractions; or (v) failing to substantially perform reasonably assigned duties unless such failure can be reasonably excused due to circumstances beyond your control. If you are party to an employment agreement with the Company or a Related Company which contains a definition of termination for cause which conflicts with the foregoing provision, your employment agreement will be controlling.

3.5           Corporate Transaction. For purposes of this Section 3.5, the term “Corporate Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Corporate Transaction, the Vesting Schedule shall no longer apply and all Options will immediately become vested and exercisable and will remain exercisable until the Expiration Date. The Committee in its discretion may also make further adjustments or modifications to the Option pursuant to Section 8 of the Plan.

4.             HOW OPTION MAY BE EXERCISED.

4.1           Notice. If exercisable, this Option may be exercised in whole or in part (but in increments of at least 100 Option Shares) from time to time by accessing Solium Shareworks and following instructions provided to you by the Company and Solium Shareworks. Exercise must be accompanied by payment in full pursuant to Section 5 below of the aggregate Exercise Price for the Option Shares being purchased.

4.2           Proof of Representation. If notice of the exercise of this option is given by a person or persons other than you, the submission of appropriate proof of the right of such person or persons to exercise this Option will be required as a condition to the exercise of this Option.

4.3           Issuance of Shares. Certificates evidencing ownership of the shares of Common Stock purchased upon any exercise of this Option will be issued as soon as practicable. If permitted by law and the rules of the applicable stock exchange, the issuance of shares will be effected on a noncertificated basis. The Company, however, shall not be required to issue or deliver a certificate or book-entry for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company's Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate or book-entry evidencing the purchased Common Stock to be endorsed with one or more legends setting forth the restrictions on transfer of such Common Stock. Until the issuance of the Option Shares pursuant to this Agreement and the Plan, you, or such other person as may be entitled to exercise this option, shall have none of the rights of a shareholder with respect to the Option Shares.

4.4           Tax Consequences. You acknowledge that there are tax consequences that may be adverse to you upon the exercise of this Option and/or the disposition of Option Shares and that you should consult a tax adviser prior to such exercise or disposition. The Company makes no representations with respect to tax consequences.

5.             PAYMENT FOR OPTION SHARES.

5.1           How Paid. At the time of exercise, you must deliver consideration to the Company equal to the product of the Exercise Price and the number of Option Shares being purchased. Forms of payment acceptable are: (i) cash (by wire transfer to the Company); (ii) a personal check or a certified or bank cashier’s check, payable to the Company; (iii) authorization to Solium Shareworks to sell only enough of the underlying shares to cover the Exercise Price, taxes and fees (cashless hold); (iv) authorization to Solium Shareworks to sell all of the underlying shares and deliver the proceeds, less taxes and fees, to you or your Solium Shareworks account (cashless sell); or (v) the tender of shares of Common Stock that you have owned for at least six months with a value on the day of exercise equal to the Exercise Price, taxes and fees (stock swap exercise).

5.2           Payment by Tendering Shares. If paying all or a portion of the aggregate Exercise Price by a stock swap exercise, you may satisfy such delivery by presenting proof of beneficial ownership of such shares rather than physical delivery. The Company will accept such delivery by attestation as payment and deduct the same number of shares from the number of Option Shares issued pursuant to the exercise.

6.             WITHHOLDING TAXES.

Upon your exercise of this Option and prior to the delivery of the Option Shares purchased pursuant to such exercise, the Company is entitled to: (i) withhold and deduct from your future wages (or from other amounts which the Company may owe you), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option; or (ii) require you to promptly remit the amount of such withholding to the Company before acting on your exercise notice. In the event that the Company is unable to withhold such amounts, for whatever reason, you hereby agree to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.             TRANSFERABILITY OF OPTION.

You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Option in any manner, other than by will or the applicable laws of descent or distribution. During your lifetime, this Option is exercisable only by you or a legal representative. Any attempt to transfer or encumber this Option or the Option Shares shall be null and void and shall void this Option.

8.             THIS OPTION SUBJECT TO PLAN.

This Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement, the decision of the Committee administering the Plan shall be conclusive and final.

9.             NO GUARANTEE OF CONTINUED EMPLOYMENT.

You acknowledge and agree that the vesting of shares pursuant to the Vesting Schedule is earned only by continuing your employment or other service at the will of the Company. You further acknowledge and agree that the award of this Option and this Agreement do not constitute an express or implied promise of continued employment for any period and shall not interfere with your right or the Company’s right to terminate your employment or service at any time with or without cause.

10.           MISCELLANEOUS.

10.1         Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.2         Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Texas, without regard to its choice of laws provisions. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Dallas County, Texas and the parties hereby consent to the jurisdiction of such courts.

10.3         Entire Agreement. This agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4         Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.

Agreed and accepted as of the Grant Date:

SPEED COMMERCE, INC.	OPTIONEE

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